Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 10,295,452,203.00	0.0001531	$ 1,576,233.73
Fees Previously Paid
	Total Transaction Valuation:	$ 10,295,452,203.00
	Total Fees Due for Filing:			$ 1,576,233.73
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,576,233.73
Offering Note
[1]	(1)Title of each class of securities to which transaction applies: Chart Industries, Inc. common stock, par value $0.01 per share (''Chart common stock''). (2) As of the close of business on August 26, 2025, the maximum number of shares of Chart common stock and other equity interests to which this transaction applies is estimated to be based on: (a) 44,951,215 issued and outstanding shares of Chart common stock; (b) 3,405,955 shares of Chart common stock reserved and available for issuance upon conversion of the outstanding 6.75% Series B Mandatory Convertible Preferred Stock (''Chart Preferred Stock''); (c) 361,430 shares of Chart common stock subject to outstanding stock options (''Chart Stock Options''); (d) 166,859 shares of Chart common stock subject to outstanding restricted stock units (''Chart RSUs''); (e) 226,763 shares of Chart common stock subject to outstanding performance stock units (''Chart PSUs'') (assuming the achievement of applicable performance conditions at the maximum level); and (f) 89,000 shares of Chart common stock that may be issuable pursuant to Chart RSUs that may be granted prior to the Effective Time. (3)Pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the ''Exchange Act''), and solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated, as of August 26, 2025, based on the sum of: (a) the product of 44,951,215 issued and outstanding shares of Chart common stock and the per share Merger Consideration of $210.00; (b) the product of 3,405,955 shares of Chart common stock reserved for issuance upon conversion of the outstanding Chart Preferred Stock and the per share Merger Consideration of $210.00; (c) the aggregate cash payment for all vested, in-the-money Chart Stock Options, estimated at $39,095,883 based on 361,430 outstanding Chart Stock Options and a weighted-average exercise price of $101.83; (d) the product of 166,859 shares of Chart common stock underlying outstanding Chart RSUs and the per share Merger Consideration of $210.00; (e) the product of 226,763 shares of Chart common stock underlying outstanding Chart PSUs (assuming the achievement of applicable performance conditions at the maximum level) and the per share Merger Consideration of $210.00; and (f) the product of 89,000 shares of Chart common stock that may be issuable pursuant to Chart RSUs that may be granted prior to the Effective Time and the per share Merger Consideration of $210.00. (4)In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined by multiplying the sum calculated in note (3) above by 0.00015310.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A